T. ROWE PRICE HIGH YIELD FUND, INC.

ARTICLES SUPPLEMENTARY

INCREASING AND CLASSIFYING AUTHORIZED STOCK

AS AUTHORIZED BY SECTION 2-105(c) OF

THE MARYLAND GENERAL CORPORATION LAW

T. ROWE PRICE HIGH YIELD FUND, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SECOND: The Board of Directors of the Corporation has:

(a)  Duly increased the total number of shares of capital stock that the Corporation has authority to issue from 2,000,000,000 shares of Common Stock of the par value $0.01 per share, to 3,000,000,000 shares of Common Stock, par value $0.01 per share.

(b)  Duly divided and classified all of the authorized 3,000,000,000 shares of the Common Stock of the Corporation, par value $0.01 per share, into the following classes: T. Rowe Price High Yield Fund and T. Rowe Price High Yield Fund–Advisor Class. Each such class shall consist, until further changed, of the lesser of (x) 3,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any classes currently or hereafter classified less the total number of shares then issued and outstanding in all of such classes.

THIRD: As of immediately before the increase and reclassification, the total number of shares of capital stock which the Corporation has authority to issue is 2,000,000,000 shares of Common Stock, par value $0.01 per share, having an aggregate par value of $20,000,000.

FOURTH: As increased and reclassified, the total number of shares of capital stock which the Corporation has authority to issue is 3,000,000,000 shares of Common Stock, par value of $0.01 per share, having an aggregate par value of $30,000,000.

FIFTH: Each newly authorized share of the Common Stock, par value $0.01 per share, shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable generally to shares of the Common Stock, par value $0.01 per share, as set forth in the Charter, as amended and supplemented to date.

SIXTH: The total number of shares of capital stock that the Corporation has authority to issue has been increased pursuant to authority expressly vested in the Board of Directors by Section 2-105(c) of the Maryland General Corporation Law and in accordance with Article Fifth of the Charter of the Corporation.

SEVENTH: These Articles Supplementary shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on this 7th day of February, 2012.

WITNESS:	T. ROWE PRICE HIGH YIELD FUND, INC.
/s/Patricia B. Lippert __________________________________ Patricia B. Lippert, Secretary	/s/David Oestreicher By:_________________________________ David Oestreicher, Vice President

THE UNDERSIGNED, Vice President of T. Rowe Price High Yield Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies to the best of his or her knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/David Oestreicher

________________________________

David Oestreicher, Vice President

CAPS\Agreements\Articles Supplementary\Article Supp HYF2012